Exhibit 10.1

Section 16 Performance-Based RSU Agreement

Grant Tracking ID #

SUN MICROSYSTEMS, INC.

2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

You (“Grantee”) have been granted restricted stock units (“RSUs”) relating to shares of common stock, $.001 par value per share (the “Stock”), of Sun Microsystems, Inc., a Delaware corporation (“Sun”), subject to the vesting conditions set forth in this Award Agreement. Additional terms and conditions of the grant are set forth in this Award Agreement and in Sun’s 2007 Omnibus Incentive Plan (the “Plan”).

Grant Date:                 , 200__

Name of Grantee:

Grantee’s Employee Identification Number:

Vesting Start Date:

Number of RSUs Covered by the Grant and Vesting Schedule:

The target number of RSUs covered by the grant is                      RSUs (the “Target Number of RSUs”); provided, however, the actual number of RSUs shall be determined pursuant to the schedule set forth in Appendix B to this Award Agreement. The Vesting Schedule is also set forth in Appendix B to this Award Agreement. In the event that the Vesting Schedule would result in vesting of a fractional number of RSUs, the number of RSUs that will vest will be rounded down to the nearest whole share, and the last scheduled vesting tranche will be rounded up, to the extent necessary, so that the full number of RSUs will have vested.

Revised: July 30, 2008

By signing this Award Agreement below and returning it to:

Global Stock Plan Services

Sun Microsystems

SCA 22-120

4220 Network Circle

Santa Clara, CA 95054

U.S.A.

within 60 days of the Grant Date, you agree to all of the terms and conditions described in the Award Agreement, including Appendix A and Appendix B, and in the Plan, a copy of which may be viewed along with the Plan prospectus on Sun’s intranet at http://stockplans.central. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Award Agreement should appear to be inconsistent. If you do not sign and return this Award Agreement within the 60-day period, this Award Agreement and grant of RSUs will be null and void.

By:

Name:

Date:

This is not a stock certificate or a negotiable instrument.

SUN MICROSYSTEMS, INC.

2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

RSU Transferability	This grant is an award of RSUs in the number of units set forth on the first page of this Award Agreement, subject to the vesting conditions described in this Award Agreement. Your RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process.

Definitions	Capitalized terms used but not defined in this Award Agreement are defined in the Plan, and have the meanings set forth in the Plan.

Vesting	Your RSUs shall vest as to a number of units determined pursuant to the schedule set forth in Appendix B, on the vesting dates set forth in Appendix B, provided you are in Service on each of the vesting dates and meet the applicable vesting requirements set forth in this Award Agreement. Except as specifically provided in this Award Agreement, or as may be provided in other agreements between you and Sun, no additional RSUs will vest after your Service has terminated for any reason.

Share Delivery Pursuant to Vested RSUs	Shares of Stock underlying vested RSUs will be delivered to you by Sun as soon as practicable following the applicable Vesting Dates, but in no event beyond 2 1 /2 months after the end of the calendar year in which the shares otherwise would have been delivered. The purchase price for the vested shares of Stock is considered paid by your services to Sun.

Forfeiture of Unvested RSUs	Except as specifically provided in this Award Agreement, or as may be provided in other agreements between you and Sun, no additional RSUs will vest after your Service has terminated for any reason. In the event that your Service terminates for any reason, you will forfeit to Sun all of the RSUs that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Death	If your Service terminates because of your death, the RSUs granted under this Award Agreement will automatically vest as to the number of RSUs that would have vested if you had remained in Service for the twelve-month period immediately following your death.

Disability	If your Service terminates because of your Disability, the RSUs granted under this Award Agreement will automatically vest as to the number of RSUs that would have vested if you had remained in Service for the twelve-month period immediately following your Disability.

Termination For Cause	If your Service is terminated for Cause, then you shall immediately forfeit all your rights to the RSUs granted under this Award Agreement.

Leaves of Absence

For purposes of this Award Agreement, your Service will not be treated as terminated when you go on an employee leave of absence that is approved by Sun in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminated 90 days after the first day of your employee leave, unless your right to return to Service is guaranteed by law or by contract. For purposes of this Option, your Service will be treated as terminated when your approved leave ends, unless you immediately return to Service.

Sun shall determine, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Withholding Taxes

Regardless of any action Sun and/or your employer (the “Employer”) take with respect to any income tax, social insurance, payroll tax, payment on account or other tax-related withholding with respect to this Award Agreement (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is your responsibility and that Sun and/or the Employer:

•        are not making any representations and are not committing to take any actions regarding any Tax-Related Items, including, but not limited to, the grant of the RSUs, the vesting of the RSUs, the delivery of shares of Stock upon vesting of the RSUs, the subsequent sale of shares of Stock acquired upon vesting of the RSUs, and the receipt of any dividends; and

•        do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.

Before any Tax-Related Items become due, you will pay or make adequate arrangements satisfactory to Sun and/or the Employer to satisfy those Tax-Related Items. If permissible under local law, you authorize Sun and/or the Employer to withhold all applicable Tax-Related Items legally payable by you by one or a combination of the following:

•        withholding from your wages or other cash compensation paid to you by Sun and/or the Employer;

•        withholding proceeds from the sale of shares of Stock acquired upon vesting of the RSUs;

•        arranging for the sale of shares of Stock acquired upon vesting of the RSUs; and/or

•        withholding shares of Stock otherwise deliverable to you, provided that Sun only withholds the number of shares of Stock necessary to satisfy the minimum withholding amount or such other amount as determined by Sun not to result in negative accounting consequences, rounding up to the nearest whole share of Stock.

If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Stock as described herein, you will be deemed to have been issued the full number of shares of Stock to which you are entitled pursuant to the vesting of the RSUs even though a portion of those shares of Stock will be withheld for the purpose of satisfying the Tax-Related Items.

Further, if you have relocated to a different jurisdiction between the date of grant and the date of any taxable event, you acknowledge that Sun and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Finally, you will pay to Sun or the Employer any amount of Tax-Related Items that Sun or the Employer may be required to withhold or account for as a result of your participation in the Plan or any aspect of the RSUs that cannot be satisfied by any of the means described in the preceding paragraph. Sun may refuse to deliver shares of Stock to you if you fail to meet your obligations for the Tax-Related Items, as described in this section.

Nature of Grant

In accepting the RSUs, you acknowledge that:

•        the Plan was established voluntarily by Sun, it is discretionary in nature and it may be modified, amended, suspended or terminated by Sun at any time, unless otherwise provided in the Plan and this Award Agreement;

•        the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future RSUs, or benefits in lieu of RSUs even if RSUs have been granted repeatedly in the past;

•        all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of Sun;

•        your participation in the Plan is voluntary;

•        the RSUs and any shares of Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for Service of any kind rendered to Sun or the Employer, and that are outside the scope of your employment contract, if any;

•        the RSUs and any shares of Stock acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Sun or the Employer;

•        the RSUs will not be interpreted to form an employment contract or relationship with Sun, the Employer or any Affiliate or Subsidiary;

•        the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

•        in consideration of the grant of the RSUs, no claim for compensation or damages may be made as a result of the termination of the RSUs or from a reduction in value of the RSUs or shares of Stock acquired upon vesting of the RSUs as a result of your termination of Service (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Sun and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award Agreement, you have irrevocably waived your entitlement to pursue such a claim;

•        Sun is not providing any tax, legal or financial advice, nor is Sun making any recommendations regarding your participation in the Plan; and

•        you should consult with personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

Stockholder Rights	You do not have any of the rights of a stockholder with respect to the RSUs unless and until the shares of Stock relating to the RSUs have been delivered to you (or an appropriate book entry has been made). In the event of a cash dividend on outstanding Stock, you will be entitled to receive a cash payment for each of your RSUs. Sun may, in its sole discretion, require that dividends will be reinvested in additional RSUs at Fair Market Value on the dividend payment date, subject to vesting and delivered at the same time as the related RSUs.

Forfeiture of Rights

To the extent permitted by applicable law, you agree that while you are a Service Provider and for a period of twelve months immediately following your termination of Service, you shall not, directly or indirectly, solicit, induce, recruit or encourage any employees of Sun to leave their employment, either for yourself or any other person or entity. If you should take any of the actions described in the preceding sentence, Sun shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause:

•        a forfeiture of the RSUs subject to this Award Agreement; and

•        with respect to the period commencing twelve months prior to and ending twelve months following your termination of Service:

•        a forfeiture of any shares of Stock acquired by you upon the vesting of the RSUs; and

• a forfeiture of any gain recognized by you upon the sale of shares of Stock acquired by you upon the vesting of the RSUs.

Adjustments	In the event of a recapitalization, a stock split, a stock dividend or a similar change in Sun stock, including any change described in the Plan, the number of RSUs covered by this grant will be adjusted in accordance with the terms of the Plan. The RSUs will be subject to the terms of the agreement of merger, liquidation or reorganization in the event Sun is subject to such corporate activity.

Applicable Law and Venue	This Award Agreement will be interpreted and enforced under the laws of the State of Delaware, United States of America, without giving effect to the conflict of laws principles of that State. Any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to this Award Agreement or the Plan shall be commenced only in a court in the State of Delaware and the parties to this Award Agreement consent to the exclusive jurisdiction of such court. To the extent applicable, you agree to waive your rights to a jury trial for any claim or cause of action based upon or arising out of this Award Agreement or the Plan or any dealings between you and Sun relating to the subject matter of this Award Agreement or the Plan.

Data Privacy Notice and Consent

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, the Employer, Sun and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Employer, Sun and any Subsidiary or Affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in Sun, details of all RSUs or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to any third parties assisting Sun with the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Consent to Electronic Delivery and Participation

Sun may, in its sole discretion, decide to deliver any documents related to your participation in the Plan, including statutory materials related to the Plan and future grants of restricted stock units under the Plan, by electronic or hard copy means or request your consent to participate in the Plan by electronic or hard copy means.

You hereby consent to receive such documents by electronic or hard copy delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by Sun or a third-party designated by Sun.

Additionally, by accepting this grant of RSUs, you agree that Sun may deliver the Plan prospectus and Sun’s annual report to you in an electronic format. The Plan prospectus is located at http://stockplans.central.

Language	If you have received this Award Agreement or any other Plan document translated into a language other than English and if the translated version is different from the English version, the English version will control, unless otherwise prescribed by local law.

The Plan

The text of the Plan is incorporated in this Award Agreement by reference.

This Award Agreement, including Appendix A and Appendix B, and the Plan constitute the entire understanding between you and Sun regarding this grant of RSUs. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Business Days	To the extent the expiration of a relevant period occurs on a day on which Sun is not scheduled to conduct business (e.g., a Saturday, Sunday or a U.S. federal holiday), the expiration of the relevant period will occur on Sun’s last business day preceding that date.

Severability	The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall be binding and enforceable.

Non-U.S. Residents

If you are a non-U.S. resident, your participation in the Plan will be subject to any special terms and conditions set forth in Appendix A to this Award Agreement for your country of residence, if any. Appendix A constitutes part of the Award Agreement.

Moreover, if you relocate to another country, any special terms and conditions applicable to RSUs granted in such country may apply to you, to the extent Sun determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

In addition, Sun reserves the right to impose other requirements on the RSUs and any shares of Stock acquired under the Plan, to the extent Sun determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF THE

SUN MICROSYSTEMS, INC. 2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR NON U.S.-EMPLOYEES

This Appendix A includes additional terms and conditions that govern the RSUs granted to you under the Plan if you reside in one of the countries listed below. Capitalized terms used but not defined in this Appendix A are defined in the Plan and/or the Award Agreement, and have the meanings set forth therein.

This Appendix A also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 1, 2008. Such laws are often complex and change frequently. As a result, Sun strongly recommends that you not rely on the information noted in this Appendix A as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you vest in the RSUs or sell shares of Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and Sun is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

UNITED KINGDOM

RSUs Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Award Agreement, the grant of RSUs does not provide any right for you to receive a cash payment and the RSUs are payable in shares of Stock only.

Withholding Taxes. This provision supplements the Withholding Taxes section of the Award Agreement:

If payment or withholding of the Tax-Related Items (including the Employer’s Liability, as defined below) is not made within 90 days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs

(“HMRC”), it will be immediately due and repayable, and Sun or the Employer may recover it at any time thereafter by any of the means referred to in the Withholding Taxes section of the Award Agreement. Notwithstanding the foregoing, if you are a director or executive officer of Sun (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you will not be eligible for such a loan to cover the Tax-Related Items. In the event that you are a director or executive officer and the Tax-Related Items are not collected from or paid by you by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to you on which additional income tax and national insurance contributions (including the Employer’s Liability, as defined below) will be payable. You will be responsible for reporting and paying any income tax and national insurance contributions (including the Employer’s Liability, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.

Joint Election. As a condition of your participation in the Plan and the vesting of the RSUs, you agree to accept any liability for secondary Class 1 national insurance contributions (the “Employer’s Liability”) which may be payable by Sun and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items. To accomplish the foregoing, you agree to execute the following joint election with Sun (the “Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer’s Liability to you. You further agree to execute such other joint elections as may be required between yourself and any successor to Sun and/or the Employer. If you do not enter into the Election when you accept the Award Agreement, or if the Election is revoked at any time by HMRC, the RSUs will cease vesting and become null and void, and no shares of Stock will be acquired under the Plan, without any liability to Sun, the Employer and/or any Affiliate. You further agree that Sun and/or the Employer may collect the Employer’s Liability by any of the means set forth in the Withholding Taxes section of the Award Agreement.

SUN MICROSYSTEMS, INC.

2007 OMNIBUS INCENTIVE PLAN

Important Note on the Joint Election to Transfer Employer NICs

If you are resident and ordinarily resident in the UK on the date of grant of the restricted stock units (the “RSUs”), you are required to enter into a joint election to transfer to you any liability for employer national insurance contributions (the “Employer’s Liability”) that may arise in connection with the RSUs granted to you, or in connection with future restricted stock units granted to you, by Sun Microsystems, Inc. (“Sun”) under the Sun Microsystems, Inc. 2007 Omnibus Incentive Plan (the “Election”).

If you do not agree to enter into the Election, the RSUs will be worthless, as (under the terms of the Award Agreement), you will not be able to vest in the RSUs or receive any benefit in connection with the RSUs.

By entering into the Election:

•

you agree that any Employer’s Liability that may arise in connection with or pursuant to the vesting of the RSUs (and the acquisition of shares of Stock) or other taxable events in connection with the RSUs will be transferred to you; and

•

you authorise Sun and/or your employer to recover an amount sufficient to cover this liability by any method set forth in the Award Agreement and/or the Election including, but not limited to, withholding from your wages or other cash compensation payable to you by Sun and/or your employer.

To enter into the Election, please sign the Election below and return it, together with the Award Agreement, to:

Global Stock Plan Services

Sun Microsystems

SCA 22-120

4220 Network Circle

Santa Clara, CA 95054

U.S.A.

Please read the terms of the Election carefully before signing the Award Agreement and the Election.

Please keep a copy of the Election for your records.

SUN MICROSYSTEMS, INC.

2007 OMNIBUS INCENTIVE PLAN

Restricted Stock Units

for Employees in the United Kingdom

FORM OF ELECTION TO TRANSFER THE EMPLOYER’S SECONDARY

CLASS 1 NATIONAL INSURANCE LIABILITY TO THE EMPLOYEE

1.	Parties

This Election is between:

(A)	You, the individual who has obtained access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “UK Employer”), and who is eligible to receive restricted stock units (the “RSUs”) pursuant to the terms and conditions of the Sun Microsystems, Inc. 2007 Omnibus Incentive Plan (the “Plan”), and

(B)	Sun Microsystems, Inc. of 4150 Network Circle, Santa Clara, California 95054, U.S.A. (“Sun”) which may grant RSUs under the Plan and is entering this Election on behalf of the UK Employer.

2.	Purpose of Election

2.1 This Election relates to the UK Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a “Taxable Event” pursuant to section 4(4)(a) of the Social Security Contributions and Benefits Act 1992, including:

(i) the acquisition of securities pursuant to the RSUs including any dividend equivalents paid out in securities with respect to the RSUs (pursuant to section 477(3)(a) ITEPA); and/or

(ii) the assignment or release of the RSUs in return for consideration (pursuant to section 477(3)(b) ITEPA); and/or

(iii) the receipt of a benefit in connection with the RSUs other than a benefit within (i) or (ii) above (pursuant to section 477(3)(c) ITEPA).

In this Election, ITEPA means the Income Tax (Earnings and Pensions) Act 2003.

2.2 This Election applies to all RSUs granted to the Employee under the Plan, including any dividend equivalents paid out in securities with respect to the RSUs, on or after November 8, 2007 up to the termination date of the Plan.

2.3 This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the Social Security Contributions and Benefits Act 1992, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

3.	The Election

The Employee and Sun jointly elect that the entire liability of the UK Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Employee. The Employee understands that by signing the Election, he or she will become personally liable for the Employer’s Liability covered by this Election.

4.	Payment of the Employer’s Liability

4.1 The Employee hereby authorises Sun and/or the UK Employer to collect the Employer’s Liability from the Employee at any time after the Taxable Event:

(i) by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii) directly from the Employee by payment in cash or cleared funds; and/or

(iii) by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the RSUs; and/or

(iv) through any other method as set forth in the Award Agreement entered into between the Employee and Sun.

4.2 Sun hereby reserves for itself and the UK Employer the right to withhold the transfer of any securities to the Employee until full payment of the Employer’s Liability is received.

4.3 Sun agrees to remit the Employer’s Liability to Her Majesty’s Revenue and Customs (“HMRC”) on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs.

5.	Duration of Election

5.1 The Employee and Sun agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the UK Employer on the date on which the Employer’s Liability becomes due.

5.2 This Election will continue in effect until the earliest of the following:

(i) such time as both the Employee and Sun agree in writing that it should cease to have effect;

(ii) the date Sun serves written notice on the Employee terminating its effect;

(iii) the date HMRC withdraws approval of this Form of Election; or

(iv) the date the Election ceases to have effect in accordance with its terms in respect of any outstanding RSUs granted under the Plan.

Acceptance by the Employee

The Employee acknowledges that by signing this Election, the Employee agrees to be bound by the terms of this Election as stated above.

By:

Name:

Title:

Acceptance by Sun

Sun acknowledges that by arranging for the scanned signature of an authorised representative to appear on this Election, Sun agrees to be bound by the terms of this Election as stated above.

/s/ Michael A. Dillon
Michael A. Dillon
Executive Vice President, General Counsel and Secretary
Sun Microsystems, Inc.

Schedule to Form of Election – Employing Companies

The Employing Companies to which this Form of Election relates are:

The Employing Companies to which this Form of Election relates are:

Sun Microsystems Limited

Registered Office:	Java House Guillemont Park Minley Road Camberley, Surrey Gu179QG United Kingdom

Corporation Tax District:	Nottingham

Corporation Tax Reference:	572 27380 07149

PAYE District:	Portsmouth 1

PAYE Reference:	581/S1954

Sun Microsystems Scotland Limited

Registered Office:	Blackness Road, Phase 1 Springfield, Linlithgow West Lothian EH49 7LR, Scotland

Corporation Tax District:	Cumbernauld

Corporation Tax Reference:	572 93234 04904 A07

PAYE District:	East Kilbride

PAYE Reference:	961 8913274

APPENDIX B

NUMBER OF

RSUS COVERED BY GRANT SCHEDULE

AND

VESTING SCHEDULE

SUN MICROSYSTEMS, INC. 2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT